Exhibit 99.1

New Manufacturing Contract For SteraMist Hand-Held Applicator

TOMI™ Selects DivInd To Ramp-Up the Manufacture of SteraMist™ Products Utilizing TOMI’s Patented Binary Ionization Technology® To Fulfill Customer Backlog

BEVERLY HILLS, Calif.--(BUSINESS WIRE)--August 19, 2013--TOMI Environmental Solutions (OTCQB: TOMZ) (www.tomiesinc.com), a Beverly Hills-based global bacteria decontamination and infectious disease control company, announced today that it has successfully launched its patented novel technology from the lab to manufacturing. TOMI™ has contracted with DivInd (www.divindtech.com) for the manufacturing of SteraMist™ products utilizing TOMI’s patented Binary Ionization Technology®. This next-generation of high performing decontamination technology products made in this initial phase of contract manufacturing will be used to fulfill the existing TOMI™ backlog of commercial purchase orders. DivInd is a high-end custom manufacturer of fine and specialty chemical products and instruments and is based in Chandler, Arizona.

“We have successfully demonstrated the capabilities and competencies of our technology at TOMI’s seven large hospital clients that have been using SteraMist™ and our Binary Ionization Technology® process,” said Dr. Halden Shane, Chief Executive Officer of TOMI™. “This contract manufacturing relationship marks another important step in our strategic plan for the development of our product line. Forming a relationship with a well regarded contract manufacturer like DivInd will provide manufacturing capacity for TOMI™ to fulfill current and anticipated sales of our technology. We believe this relationship significantly enhances the value of TOMI™ on a going-forward basis.”

“The DivInd team is excited to see and support the TOMI™ team in reaching another key milestone in their business strategy,” said Jeff Wilmer, Director of Manufacturing of DivInd. “Both teams worked tirelessly and collaboratively to meet an aggressive project timeline to transition the BIT™ technology from the lab to a manufacturing environment. We expect to continue to provide TOMI™ with our support during ramp-up and manufacturing. DivInd plans to continue to support TOMI™ so that it can advance as efficiently as possible through the manufacturing and sales process worldwide.”

TOMI™ is the owner of the Binary Ionization Technology® which the Company acquired from an international U.S. defense contractor in April 2013 (which said contractor specifically carved out a military sales exclusivity to the U.S. military and the militaries of other limited countries).

This technology is a decontamination system that applies cold plasma activation to a low percentage hydrogen peroxide-based aerosol, which then produces a Reactive Oxygen Species (“ROS”) mist that deactivates organic compounds and quickly inactivates viruses and bacteria including bacterial spores (C. diff) as well as mold spores, other fungi and yeast, both in the air and on surfaces. Leaving no residue or noxious fumes, SteraMist™ using BIT™ provides fast-acting, broad-spectrum decontamination and is environmentally friendly and is safe for delicate medical equipment and computers. Binary Ionization Technology® has been shown to effectively decontaminate weaponized biological agents such as Anthrax and chemical agents such as VX and Mustard gas when applied using properly developed protocols.

Commencing in April 2013, TOMI™ initiated significant changes and improvements in its SteraMist™ Product line and DivInd’s manufacturing technologies and flexibility enabled the accurate delivery platform to achieve a six-log consistent kill during the BIT™ oxidation Reactive Oxygen Species (ROS) process.

In addition to starting contract manufacturing, TOMI™ is currently undergoing an expansion of its research and development laboratories, including the construction of a treatment hood to duplicate the SteraMist process and advance its current product line to meet future global production needs in the coming years.

About TOMI™ Environmental Solutions, Inc.

TOMI™ Environmental Solutions, Inc. (OTCQB: TOMZ) is a global bacteria decontamination and infectious disease control company, providing green energy-efficient environmental solutions for indoor surface decontamination through manufacturing, sales and licensing of our premier platform of Hydrogen Peroxide aerosols, Ultra-Violet Ozone Generators and Ultra-Violet Germicidal Irradiation ("UVGI") products and technologies.

TOMI™’s products are designed to service a broad spectrum of commercial structures including medical facilities, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, and athletic facilities. TOMI™’s products and services have also been used in single-family homes and multi-unit residences.

TOMI™ also develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, The Restoration Industry Association, Indoor Air Quality Association and The International Ozone Association.

For additional product information, visit www.tomiesinc.com or contact us at info@tomiesinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors that could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of this release.

CONTACT:
TOMI™ Environmental Solutions, Inc.
Dr. Halden Shane, Chairman of the Board & Chief Executive Officer
(310) 275-2255
(800) 525-1698
or
Investor Relations:
Syndicated Capital, Inc.
John T. Hillman, (310) 255-4445